Exhibit 99.1

Key Energy Services, Inc.
News Release

For Immediate Release:	Contact: John Daniel
Wednesday, January 10, 2007	(713) 651-4300

KEY ENERGY ANNOUNCES THE APPOINTMENT OF BILL OWENS AS A NEW DIRECTOR

HOUSTON, TX, January 10, 2007 — Key Energy Services, Inc. (Pink Sheets: KEGS) announced today that former Governor Bill Owens has been appointed to the Company’s Board of Directors.

Governor Owens, 56, recently completed two terms as Governor of Colorado.  Prior to his service as Governor, Gov. Owens served as State Treasurer, where he was responsible for the investment of a $4 billion portfolio while serving on the board of the $25 billion state pension fund.  While Governor, he was called “best governor in America” by National Review and in 2002 was re-elected with the greatest majority in Colorado history.  In addition to his public service, Gov. Owens served for more than 10 years as Executive Director of the Colorado Petroleum Association, which represented 400 energy firms doing business in the Rockies.  Prior to his public service, Gov. Owens was a consultant with Touche Ross & Co., now Deloitte Touche.  He holds a master’s degree in public administration from the Lyndon B. Johnson School of Public Affairs at the University of Texas and an undergraduate degree from Stephen F. Austin State University.

Gov. Owens has strong international experience and is a regular speaker and panelist at the World Economic Forum in Davos, Switzerland and was the keynote speaker at the Rand Russian-American Business Forum in Moscow in 2004.  He has been a guest lecturer at Moscow State University, the University of Kazan, New Russian University (Moscow), British/American University in Alma Aty, Kazakstan and the University of Dublin.  Further, as Treasurer and Governor, he led numerous trade missions to China, Japan, Mexico, Chile, Argentina, Great Britain and Germany.

Dick Alario, Key’s Chairman and CEO, stated, “Our Company, shareholders and customers are fortunate to have a proven leader such as Bill join our Board. His leadership, integrity and international experience will strengthen our Board and provide a valuable resource to the Company. I believe Bill’s agreement to become a director clearly shows Key Energy Services’ ability to attract the very best as we continue to grow and improve the operating and financial performance of the Company.”

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

1301 McKinney Street, Suite 1800, Houston, TX 77010